EXHIBIT 9
                                                                     Page 1 of 9








                                CSW CREDIT, INC.

                              FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1999 AND 1998

             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                                                       EXHIBIT 9
                                                                     Page 2 of 9


                               ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of CSW Credit, Inc.:

We have audited the accompanying balance sheets of CSW Credit, Inc. (a Delaware corporation and wholly owned subsidiary of Central and South West Corporation) as of December 31, 1999 and 1998, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CSW Credit, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP
Dallas, Texas
February 25, 2000

                                                                       EXHIBIT 9
                                                                     Page 3 of 9

                                                 CSW CREDIT, INC.

                                               STATEMENTS OF INCOME

                                  FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                   (Thousands)

                                                                               1999                   1998
                                                                        --------------------   --------------------

REVENUES                                                                        $    89,473            $    84,784
                                                                        --------------------   --------------------

OPERATING EXPENSES:

     Interest                                                                        41,710                 42,658
     Provision for bad debts                                                         26,022                 21,382
     Credit line fees                                                                 1,241                    881
     General and administrative                                                       1,960                  1,491
                                                                        --------------------   --------------------

                                                                                     70,933                 66,412
                                                                        --------------------   --------------------

OPERATING INCOME                                                                     18,540                 18,372
                                                                        --------------------   --------------------

OTHER INCOME AND DEDUCTIONS:

     Interest income                                                                    209                      6
     Tax benefit of parent company loss                                                 311                    323
                                                                        --------------------   --------------------

                                                                                        520                    329
                                                                        --------------------   --------------------

INCOME BEFORE FEDERAL INCOME TAXES                                                   19,060                 18,701
                                                                        --------------------   --------------------

FEDERAL INCOME TAXES:

     Current                                                                          6,801                  8,148
     Deferred                                                                         (239)                (1,716)
                                                                        --------------------   --------------------

                                                                                      6,562                  6,432
                                                                        --------------------   --------------------

NET INCOME                                                                      $    12,498            $    12,269
                                                                        ====================   ====================



                     The accompanying notes to the financial statements are an integral part of these statements.

                                                                       EXHIBIT 9
                                                                     Page 4 of 9
                                               CSW CREDIT, INC.

                                                BALANCE SHEETS

                                           DECEMBER 31, 1999 AND 1998

                                                  (Thousands)

                                                                                  1999               1998
                                                                             ----------------   ----------------
                                           ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                               $     107,671              $    59
     Accounts receivable, net of allowance for
         doubtful accounts of $ 10,769 and $ 10,085 as of
         December 31, 1999 and 1998, respectively.                                   715,996            834,355
                                                                             ----------------   ----------------

              Total current assets                                                   823,667            834,414

OTHER ASSETS:
     Deferred income taxes                                                             5,177              4,937
     Other                                                                             3,406              2,829
                                                                             ----------------   ----------------

              Total other assets                                                       8,583              7,766
                                                                             ----------------   ----------------

              Total assets                                                         $ 832,250          $ 842,180
                                                                             ================   ================



                            LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
     Short-term debt                                                               $ 754,287          $ 748,729
     Deferred credits                                                                 14,518             17,134
     Accounts payable - affiliated                                                     4,021              6,008
     Unearned revenue                                                                  3,238              4,408
     Other liabilities                                                                   771                944
                                                                             ----------------   ----------------

              Total current liabilities                                              776,835            777,223

STOCKHOLDER'S EQUITY:
     Common stock, no par; authorized 1,000 shares;
         issued and outstanding 246 and 259 shares as of                                   1                  1
          December 31, 1999 and 1998, respectively

     Paid-in capital                                                                  55,414             64,956
                                                                             ----------------   ----------------

              Total stockholder's equity                                              55,415             64,957
                                                                             ----------------   ----------------

              Total liabilities and stockholder's equity                           $ 832,250          $ 842,180
                                                                             ================   ================

                     The accompanying notes to the financial statements are an integral part of these statements.


                                                                       EXHIBIT 9
                                                                     Page 5 of 9

                                                       CSW CREDIT, INC.

                                              STATEMENT OF STOCKHOLDER'S EQUITY

                                        FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                         (Thousands)

                                                                       ADDITIONAL                                 TOTAL
                                                       COMMON            PAID-IN           RETAINED           STOCKHOLDER'S
                                                       STOCK             CAPITAL           EARNINGS               EQUITY

BALANCE DECEMBER 31, 1997                                  $     1         $  54,173                  -             $   54,174

Capital contributions                                           -             10,783                  -                 10,783

Net income                                                      -                                12,269                 12,269
                                                                -

Common stock dividends                                          -                              (12,269)               (12,269)
                                                                     -
                                                  -----------------  ----------------   ----------------    -------------------

BALANCE DECEMBER 31, 1998                                  $     1         $  64,956    $                           $   64,956
                                                                                        -

Capital contributions                                           -            (9,542)                  -                (9,542)

Net income                                                      -                                12,498                 12,498
                                                                     -

Common stock dividends                                          -                              (12,498)               (12,498)
                                                                     -
                                                  -----------------  ----------------   ----------------    -------------------

BALANCE DECEMBER 31, 1999                                  $     1         $  55,414            $     -             $   55,415
                                                  =================  ================   ================    ===================

                     The accompanying notes to the financial statements are an integral part of these statements.



                                                                       EXHIBIT 9
                                                                     Page 6 of 9
                                                     CSW CREDIT, INC.

                                                 STATEMENTS OF CASH FLOWS

                                      FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                       (Thousands)

                                                                                        1999                   1998
                                                                                  ------------------    -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

     Net Income                                                                          $   12,498             $   12,269
     Adjustments to reconcile net income to net cash
           provided by operating activities-
              Changes in assets and liabilities-
                  Accounts Receivable                                                       118,359              (128,158)
                  Deferred income taxes                                                       (240)                (1,591)
                  Other assets                                                                (577)                  1,627
                  Deferred credits                                                          (2,616)                  2,824
                  Accounts payable - affiliated                                              (1,987                  2,554
                  Unearned revenue                                                          (1,170)                  (168)
                  Other liabilities                                                           (175)                      7
                                                                                  ------------------    -------------------

                      Net cash used in operating activities                                 124,092              (110,636)
                                                                                  ------------------    -------------------


CASH FLOWS FROM FINANCING ACTIVITIES:

     Change in short-term debt                                                                5,558                112,179
     Capital contributions                                                                  (9,542)                 10,783
     Payment of dividends                                                                  (12,496)               (12,318)
                                                                                  ------------------    -------------------

                        Net cash provided by financing activities                          (16,480)                110,644
                                                                                  ------------------    -------------------

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                                            107,612                      8

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                   59                     51
                                                                                  ------------------    -------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                 $  107,671               $     59
                                                                                  ==================    ===================

SUPPLEMENTARY INFORMATION:

     Interest paid                                                                       $   43,528             $   43,253
                                                                                  ==================    ===================

     Income taxes paid                                                                    $   8,780              $   6,576
                                                                                  ==================    ===================


                     The accompanying notes to the financial statements are an integral part of these statements.

                                                                       EXHIBIT 9
                                                                     Page 7 of 9
                                CSW CREDIT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

CSW Credit, Inc. (the "Company") is a wholly owned subsidiary of Central and South West Corporation (CSW or the Parent Company), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Revenue from affiliated companies in 1999 and 1998 were $34.2 million and $33.5 million, respectively. Significant accounting policies are summarized below:

Revenue recognition

Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

Federal income taxes

The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the CSW system. Federal income tax expense resulted in effective rates of 33% for both 1999 and 1998.

Deferred income taxes resulted primarily from the differences between book and tax deductions for bad debt expense. The company also recognizes the tax benefit of operating losses allocated by the parent company to CSW Credit. The Internal Revenue Code provides for tax deductions for bad debts when they are charged off.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, the Company's temporary cash investments are considered cash equivalents. As of December 31, 1999, the Company's cash and cash equivalents were approximately$107.7 million. This reserve was established prior to year-end as part of the Company's year 2000 preparedness.

                                                                       EXHIBIT 9
                                                                     Page 8 of 9




Related party transactions

Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services. These services were provided at a cost of $1,078,000 and $871,000 in 1999 and 1998, respectively.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, and expenses reported in the accompanying financial statements. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of financial statements. Actual results realized may differ from these estimates.

Reclassification

Certain financial statement items have been reclassified to conform to the 1999 presentation.

Basis of Accounting

These financial statements were prepared using the accrual method of accounting.

2.  REGULATION:

The Company is subject to regulation by the Securities  and Exchange  Commission
(SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.

3.  SHORT-TERM DEBT:

The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for 1999 and 1998 was 5.27% and 5.60% respectively. At December 31, 1999, the Company had a revolving credit agreement aggregating $1.2 billion dollars to back up its commercial paper program. The revolving credit agreement expires June 23, 2000. At December 31, 1999, there were no borrowings under the revolving credit agreement. At December 31, 1999 and 1998, the amounts of commercial paper outstanding were approximately $754 million and $649 million, respectively.

                                                                       EXHIBIT 9
                                                                     Page 9 of 9


4.  Houston Lighting & Power Company:

The Company entered into an agreement with Reliant Energy HL&P (formerly Houston Lighting & Power Company) to purchase substantially all of its utility receivables. During the twelve months ended December 31, 1999 and 1998, the Company had average HLP receivables of $448,465,000 and $439,793,000, respectively.

Prior to March 11, 1997, the Company was subject to a SEC restriction (50% Restriction) which required the average amount of non-affiliated accounts receivable outstanding to be less than the average amount of affiliated accounts receivable outstanding for the previous twelve calendar months. The Company received SEC authority to sell excess HLP receivables to third parties in order to maintain the Company's compliance with the 50% Restriction.

On March 11, 1997, the SEC issued an order granting the Company temporary relief from the 50% Restriction. The SEC restriction limits the twelve-month rolling average of HLP receivables to $450 million and $100 million for other non-affiliated companies. This relief has been granted through December 31, 2000. At December 31, 1999, the Company was in compliance with the provisions set forth by the SEC under the terms of the temporary relief.

5.  UNEARNED INCOME AND DEFERRED CREDITS:

When receivables are factored, a discount rate is applied. A portion of this rate is related to the carrying cost of the receivables, which approximates the related cost of administration and handling. This rate is applied when the receivables are initially factored. To appropriately match the revenue received for the carrying of the receivables to their associated costs, a part of this income is deferred until the costs are recognized. In addition to the carrying cost component, an agency fee is applied to receivables. The agency revenue is also deferred, and is shown as deferred credits on the balance sheet.

6.  FINANCIAL INSTRUMENTS:

Cash, cash equivalents, and short-term debt

The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.